EXHIBIT 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE TO ACQUIRE UFC AEROSPACE CORP.;
INCREASES 2012 FINANCIAL GUIDANCE

WELLINGTON, FL, January 9, 2012 – B/E Aerospace (Nasdaq:BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, announced today that it has signed a definitive agreement to acquire UFC Aerospace Corp. (UFC), an innovative provider of complex supply chain management and inventory logistics solutions to aerospace original equipment manufacturers.

UFC currently distributes over 150,000 SKUs (stock keeping units) including fasteners, chemicals, paints, sealants, tooling, and duct/bent tubing assemblies to over 1,000 customers.

UFC leverages its long-term relationships with key customers to create differentiated supply chain solutions.

“The acquisition of UFC substantially expands our capability to offer creative and differentiated supply chain solutions, value-added inventory logistics services such as 3PL and 4PL programs, and customized kitting solutions, as well as further expanding our broad consumables product offering.  This acquisition supports our commitment to provide the best and broadest portfolio of aerospace consumables products and services to our customers,” said Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace.   “Our future revenue growth will be fueled by key positions on critical customer platforms, our ability to continue to respond to customer demand for same day service, and our ability to respond to aerospace customer trends toward outsourcing more and more key elements of the supply chain through complex logistic solutions.  B/E Aerospace is uniquely positioned for all of these.”

Mr. Khoury concluded, “The acquisition purchase price is approximately $400 million in cash, representing a multiple of approximately 9.5 times adjusted 2011 EBITDA (earnings before interest, taxes, depreciation and amortization), plus the estimated net present value of the tax benefits from tax deductible goodwill.  The acquisition is expected to close before the end of the first quarter.”

As a result of the expected accretive nature of this transaction, B/E Aerospace announced that it is increasing its 2012 earnings per share guidance by approximately $0.10 per diluted share to approximately $2.75 per diluted share.

Citigroup Global Markets Inc. acted as the financial adviser to B/E Aerospace and Shearman & Sterling LLP acted as legal counsel to B/E Aerospace in connection with the transaction.  Wells Fargo Securities, LLC acted as financial adviser and Schulz & Associates, P.C. acted as legal counsel to UFC in connection with the transaction.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled "Forward-Looking Statements" contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, the Company does not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace
B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The Company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet

– the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.